EXHIBIT 10.13

ITLA CAPITAL CORPORATION

1995 EMPLOYEE STOCK INCENTIVE PLAN

STOCK OPTION AGREEMENT

     This option is granted on Grant Date (the “Grant Date”) by ITLA Capital Corporation (the “Corporation”) to Optionee Name (the “Optionee”), in accordance with the following terms and conditions:

     1. Option Grant and Exercise Period. The Corporation hereby grants to the Optionee an Option (the “Option”) to purchase, pursuant to the Corporation’s 1995 Employee Stock Incentive Plan, as the same may be from time to time amended (the “Plan”), and upon the terms and conditions therein and hereinafter set forth, an aggregate of Number of Shares Granted shares (the “Option Shares”) of the Common Stock, par value $.01 per share (“Common Stock”), of the Corporation at the price (the “Exercise Price”) of Exercise price per share. A copy of the Plan as currently in effect, is incorporated herein by reference and is attached hereto.

     This Option shall be exercisable only during the period (the “Exercise Period”) commencing on Commencement Date and ending at 5:00 p.m., La Jolla, California time, on the date ten years after date of Award under the Plan (the “Grant Date”), such later time and date being hereinafter referred to as the “Expiration Date,” provided the Optionee has continued to serve as an employee of the Corporation since the Grant Date. This option shall vest and become exercisable according to the following schedule:

Amount of
Date of	Initial
Vesting	Award Vested
1st Vesting Date	1/3 of Award

2nd Vesting Date	1/3 of Award

3rd Vesting Date	1/3 of Award

During the Exercise Period, only the vested portion of this Option shall be exercisable in whole at any time or in part from time to time subject to the provisions of this Agreement, and further subject to the condition that the aggregate Fair Market Value (as defined in the Plan and as determined as of the Grant Date) of the Option Shares with respect to which Incentive Stock Options (as defined in the Plan) are exercisable for the first time by the Optionee in any calendar year shall not exceed One Hundred Thousand Dollars ($100,000.00). To the extent that this Option, or any part thereof, does not qualify as an Incentive Stock Option for any reason, it shall become a Non-Qualified Stock Option under the Plan.

     2. Method of Exercise of This Option. This Option may be exercised during the Exercise Period by giving written notice to the Corporation specifying the number of Option Shares to be purchased. The notice must be in the form prescribed by the committee referred to in Section 4 of the Plan or its successor (the “Committee”) and directed to the address set forth in Section 10 below. The date of exercise is the date on which such notice is received by the Corporation. Such notice must be accompanied by payment in full of the Exercise Price for the Option Shares to be purchased upon such exercise. Payment shall be made either (i) in cash, which may be in the form of a check, bank draft, or money order payable to the Corporation, or (ii) by delivering a properly executed notice together with irrevocable instructions to a broker to promptly deliver to the Corporation the amount of sale or loan proceeds to pay the exercise price.

     3. Non-Transferability of This Option. This Option may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, except, in the event of the death of the Optionee, by will or the laws of descent and distribution or pursuant to a qualified domestic relations order, as described in the Plan, to the extent provided in Section 5 below. Except as provided herein, this Option is exercisable during the Optionee’s lifetime only by the Optionee. The provisions of this Option shall be binding upon, inure to the benefit of and be enforceable by the parties hereto, the successors and assigns of the Corporation and any person to whom this Option is transferred by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as described in the Plan. In addition, all Incentive Stock Options (as defined in the Plan) awarded to a Participant are exercisable only by that Participant during his or her lifetime.

     4. Restrictions on Stock Transferability. The Committee shall impose such restrictions on any shares of Stock acquired pursuant to the exercise of an Option under the Plan as it may deem advisable, including, without limitation, restrictions under applicable federal securities law, under the requirements of any stock exchange upon which such shares of Stock are then listed and under any blue sky or state securities laws applicable to such shares.

     5. Early Termination of Options. Except as provided in this Section 5 and notwithstanding any other provision of this Option to the contrary, this Option shall not be exercisable unless the Optionee, at the time he exercises this Option, has remained continuously in the service of the Corporation (as described in the Plan) since the Grant Date.

     If the Optionee shall cease to be employed by the Corporation for any reason (excluding death, disability, retirement and termination of employment by the Corporation or any Affiliate for cause), the Optionee may, but only within the period of three months immediately succeeding such cessation of service and in no event after the Expiration Date, exercise this Option to the extent the Optionee was entitled to exercise this Option at the date of cessation. If the Optionee shall cease to work for the Corporation because of termination of employment by the Corporation or Affiliate for cause, all rights under this Option shall expire immediately upon the giving to the Optionee of notice of such termination.

     In the event of the death of the Optionee while in continuous service of the Corporation or during the three-month period referred to in the immediately preceding paragraph, the person to whom the Option has been transferred by will or by the laws of descent and distribution may, but only to the extent the Optionee was entitled to exercise this Option immediately prior to his death, exercise this Option at any time within six months following the death of the Optionee, but in no event later than ten years from the Grant Date.

     6. ADJUSTMENTS FOR CHANGES IN CAPITALIZATION OF THE CORPORATION. In the event of any change in the outstanding shares of Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share.

     7. CHANGE IN CONTROL. Change in Control, as defined in the Plan, encompasses: (a) the acquisition of beneficial ownership by any person, corporation, group or other entity of 30% or more of the outstanding Stock; (b) the stockholders of the Corporation approve a merger, consolidation, or combination in which the Corporation is the not the continuing entity and which does not result in the outstanding shares of Common Stock being converted into or exchanged for different securities, cash or other property, or any combination thereof, or the sale, lease or exchange or other transfer of all or substantially all of the assets of the Corporation; or (c) a change in a majority of the members of the Board of Directors of the Corporation within a 12 month period unless the election or nomination for election by the Corporation’s stockholders of each new director was approved by the vote of two-thirds of the directors then still in office who were in office at the beginning of the 12 month period. In the event of any Change in Control of the Corporation, the Options shall vest 100% and shall be immediately exercisable.

     8. STOCKHOLDER RIGHTS NOT GRANTED BY THIS OPTION. The Optionee is not entitled by virtue hereof to any rights of a stockholder of the Corporation or to notice of meetings of stockholders or to notice of any other proceedings of the Corporation.

     9. WITHHOLDING TAX. Upon the exercise of this Option, the Corporation shall have the right to require the Optionee or such other person as is entitled to exercise this Option to pay to the Corporation the amount of any taxes which the Corporation or any of its Affiliates is required to withhold with respect to such Option Shares, or, in lieu thereof, to retain, or sell without notice, a sufficient number of such shares to cover the amount required to be withheld or in lieu of any of the foregoing, to withhold a sufficient sum from the Optionee’s compensation payable by the Corporation to satisfy the Corporation’s tax withholding requirements. The Corporation’s method of satisfying its withholding obligations shall be solely in the discretion of the Corporation, subject to applicable federal, state and local law.

     10. NOTICES. All notices hereunder to the Corporation shall be delivered or mailed to it addressed to the Secretary of the Corporation at 888 Prospect Street, Suite 110, La Jolla, California 92037. Any notices hereunder to the Optionee shall be delivered personally or mailed to the Optionee’s address noted below. Such addresses for the service of notices may be changed at any time provided written notice of the change is furnished in advance to the Corporation or to the Optionee, as the case may be.

     11. PLAN AND PLAN INTERPRETATIONS AS CONTROLLING. This Option and the terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which are controlling. All determinations and interpretations of the Committee shall be binding and conclusive upon the Optionee or his legal representatives with regard to any question arising hereunder or under the Plan.

     12. OPTIONEE SERVICE. Nothing in this Option shall limit the right of the Corporation or any of its Affiliates to terminate the Optionee’s service as an officer or employee, or otherwise impose upon the Corporation or any of its Affiliates any obligation to employ or accept the services of the Optionee.

     13. OPTIONEE ACCEPTANCE. The Optionee shall signify his acceptance of the terms and conditions of this Option by signing in the space provided below and returning a signed copy hereof to the Corporation at the address set forth in Section 10 above.

     IN WITNESS WHEREOF, the parties hereto have caused this INCENTIVE STOCK OPTION AGREEMENT to be executed as of the date first above written.

ITLA CAPITAL CORPORATION
By:
George W. Haligowski
Chief Executive Officer and President

ACCEPTED:

Optionee Name
Street Address City, State Zip Code